Exhibit 16

MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

February 27, 2008

Office of Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Veridigm Inc

 Commission File Number:  000-30536

We have read the statements that we understand Veridigm Inc., will include under Item 4.01 and  Item 4.02 of the Form 8-K it will file regarding the recent change of auditors and Non-Reliance of Previously Issued Financial Statements or a Related Report or Completed Interim Review.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under any other Item in the Form 8-K.

Sincerely,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered

Las Vegas, NV